EXHIBIT 99.1

LINEAR TECHNOLOGY CORPORATION ANNOUNCES PLANNED RETIREMENT OF PAUL COGHLAN AND IMPLEMENTS CFO TRANSITION PLAN.

Milpitas, California, October 14, 2014, Linear Technology Corporation (NASDAQ:LLTC), today announced that Paul Coghlan, the Company’s Chief Financial Officer, plans to retire at the end of the current fiscal year in July 2015.  Donald Zerio, the current Linear Technology Corporate Controller and a thirteen year Linear veteran will be promoted to CFO on June 29, 2015.  In the interim months, Messrs. Coghlan and Zerio will continue to work closely together to ensure a smooth transition.  Mr. Coghlan will continue to work for the Company on a part time consulting basis until June 30, 2016.

Mr. Zerio has been Corporate Controller for eleven years and prior to that, International Controller at Linear.  Mr. Zerio has over 25 years of financial experience in the technology industry gained from senior financial management positions with large multinational companies, small emerging companies and a Big 4 accounting firm.

Lothar Maier, CEO, commented that, “The rest of management and I have worked closely with Don over the years. He has the background, experience, and respect at Linear to provide the Company continuing sound financial leadership.  Linear is unique and Don will be instrumental in guiding Linear to continuing industry leading financial performance.”

“Paul’s outstanding contributions in the past 27 years have benefited every part of our business,” said Bob Swanson, Executive Chairman and Founder.  “Paul as CFO set the highest standards for integrity, leadership and expertise earning the deep respect of the entire Linear Technology team and investors.  During his tenure, the Company annual revenue grew from $22 million to nearly $1.4 billion while reporting 114 consecutive quarters of positive cash flow from operations.  Paul will be missed by all of us and we wish him and his family the very best in his retirement,” said Mr. Maier.

Linear Technology Corporation, a member of the S&P 500, has been designing, manufacturing and marketing a broad line of high performance analog integrated circuits for major companies worldwide for over three decades. The Company’s products provide an essential bridge between our analog world and the digital electronics in communications, networking, industrial, automotive, computer, medical, instrumentation, consumer, and military and aerospace systems. Linear Technology produces power management, data conversion, signal conditioning, RF and interface ICs, µModule® subsystems, and wireless sensor network products. For more information, visit www.linear.com

For further information contact Paul Coghlan at Linear Technology Corporation, 1630 McCarthy Blvd., Milpitas, California 95035-7417, (408) 432-1900.